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                  DESIGNATION OF THE CLASS A PREFERRED STOCK
                   OF INTERNET STOCK MARKET RESOURCES, INC.

WHEREAS, Internet Stock Market Resources, Inc. (hereinafter, the "Company") has authorized Ten Million (1,000,000) shares of Preferred stock of the Company, and

WHEREAS, said Preferred stock has a par value of $0.01 per share, and

WHEREAS, it is now in the interest of the Company to designate the particulars of a portion of this Preferred stock, and

WHEREAS, the portion of the Preferred stock of the Company being herein designated shall now constitute a class of the Company's equity securities,

It has been resolved by the Board of Directors of the Company that:

1) Nine Hundred Thirty-three Thousand Three Hundred Thirty-three (933,333) shares of the authorized Preferred stock of the Company shall now be designated Class A Preferred Stock of the Company.

2) The Class A Preferred Stock shall be convertible into Two (2) shares of Common stock, par value $0.0001 per share, of the Company, with any such conversion to be under the following terms and conditions:
      a) for each share of Preferred stock to be converted, the holder shall pay to the Company either (i) Two Dollars ($2.00) if notification of desire to convert is not more than One (1) year subsequent to the issue date of the stock or, otherwise, (ii) the bid price for Two (2) shares of the Company's Common stock;
      b) said bid price for the Company's Common stock shall be as is posted at 4:00 p.m. Eastern Time (or as close to that time as possible) on the previous business day's trading on the United States national exchange on which the Company's Common stock is listed;
      c) the previous day shall be the business day prior to notification by United States postal mail of the Company by the holder of his or her desire to execute conversion;
      d) no such expression of desire to execute conversion shall be valid without conversion payment in full, in good and clear United States funds, to the Company accompanying the conversion order.

3) The Class A Preferred Stock of the Company shall have no right to vote Company matter otherwise subject to a vote of the Company's (Common) shareholders.

4) The Class A Preferred Stock of the Company shall have no preemptive or other special rights not granted by law or statute except that these shares shall have preferential rights in liquidation to the extent of their par value.

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5)    The Class A Preferred Stock of the Company shall have no right to any part of any dividend, cash, stock, or other, declared by the Company unless such dividend constitutes a liquidation of the Company's assets;
      a) the Company's board of directors may, at its sole discretion, declare a Class A Preferred Stock dividend;
      b) no declaration pursuant to Part 4a) shall establish a right of Class A Preferred Stock to any dividend thereafter.

6) If any part of this Designation of the Class A Preferred Stock of Internet Stock Market Resources, Inc. is held to be invalid by a court of rightful jurisdiction, such invalid part shall not invalidate the remainder of the document, in whole or in part, that can be given effect without the invalid part.



I, Anastasios Kyriakides, the Secretary of Internet Stock Market Resources, Inc., certify that this Designation of the Class A Preferred Stock of Internet Stock Market Resources, Inc., constituting Two (2) pages, more or less, was approved by resolution of the Board of Directors of Internet Stock Market Resources, Inc. at a special meeting of the Board on November 24, 1999.

/S/Anastasios Kyriakides
------------------------
Secretary


ATTEST:

/s/Budd Morris
------------------------
Budd Morris, President

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          AMENDMENT TO THE DESIGNATION OF THE CLASS A PREFERRED STOCK
                   OF INTERNET STOCK MARKET RESOURCES, INC.

Paragraph 2a) of the "Designation of the Class A Preferred Stock of Internet Stock Market Resources, Inc.," approved by the Board of Directors of the Company on November 24, 1999, is hereby amended to the following:

"for each share of Preferred stock to be converted, the holder shall pay to the Company either (i) Five Dollars ($5.00) if notification of desire to convert is not more than One (1) year subsequent to the issue date of the stock or, otherwise, (ii) the bid price for Two (2) shares of the Company's Common stock;"

I, Anastasios Kyriakides, the Secretary of Internet Stock Market Resources, Inc., certify that this Amendment to the Designation of the Class A Preferred Stock of Internet Stock Market Resources, Inc. was approved by resolution of the Board of Directors of Internet Stock Market Resources, Inc. at a special meeting of the Board on February 7, 2000.

/s/Anastasios Kyriakides
------------------------
Secretary


ATTEST:

/s/Budd Morris
------------------------
Budd Morris, President